March 9, 2009

Re: The Seattle Bank's 2008 Unaudited Financial Results

Dear Seattle Bank Members,

Today, the Federal Home Loan Bank of Seattle announced unaudited financial results for the fourth-quarter and year-ending December 31, 2008. Although this information is compiled from our unaudited financial statements, we are disclosing prior to filing our 2008 Form 10-K with the Securities and Exchange Commission because we believe that it is important for you, as members of the Seattle Bank cooperative, to have knowledge of these results at this time.

As you will read in our related press release, the Seattle Bank is reporting net losses of $241.2 million for the fourth quarter and $199.4 million for the year, compared to net income of $18.6 million and $70.7 million for the same periods in 2007.

Our 2008 loss is due primarily to $304.2 million of other-than-temporary-impairment charges on private-label mortgage-backed securities that are classified as held to maturity. The bank currently estimates a principal loss of $12.0 million over the life of these securities. The loss, which was partially offset by $178.6 million of net interest income, also resulted in a $78.9 million accumulated deficit as of December 31, 2008, compared with retained earnings of $148.7 million as of December 31, 2007.

The Seattle Bank's financial results reflect the effects of mark-to-market accounting treatment for private-label mortgage-backed securities that are other-than-temporarily impaired. Assuming that the performance of the underlying mortgages does not materially decline beyond currently forecasted levels, the difference between the other-than-temporary-impairment charge and the estimated principal loss will be accreted to interest income over the remaining life of the securities.

As of December 31, 2008, the Seattle Bank had a total capital-to-assets ratio of 4.6 percent and a leverage ratio of 6.8 percent and was in compliance, and remains in compliance, with both requirements. However, the distressed prices of certain held-to-maturity mortgage-backed securities resulted in a risk-based-capital deficiency at yearend and as of February 28, 2009. Under Federal Housing Finance Agency (Finance Agency) regulations, a Federal Home Loan Bank that fails to meet any regulatory capital requirement may not declare a dividend or redeem or repurchase capital stock, and the Finance Agency could take or require a bank to take additional actions.

We are more than disappointed by these results, particularly in light of the significant gains we have made over the past several years. We regret that our results will delay our progress toward more normalized financial performance, as well as our ability to repurchase your stock and return a dividend on your investment in the cooperative. I want to stress, however, that even in this very challenging time for our industry and our economy, we continue to fulfill our mission by serving as a steady source of liquidity and funding for the members of the Seattle Bank cooperative.

We have provided some additional financial information in our press release today, and we expect to announce our 2008 audited financial results in our Form 10-K filing with the Securities and Exchange Commission by March 31, 2009.

In the interim, I invite you to contact your Seattle Bank relationship manager or any member of the senior management team with any questions you may have regarding this announcement.

Sincerely,

/s/ Richard M. Riccobono

Richard M. Riccobono
President and Chief Executive Officer

This Member News contains forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual performance may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, changes in general economic and market conditions (including effects on, among other things, mortgage-related securities), the bank's ability to meet adequate capital levels, regulatory and legislative actions and approvals (including those of the Finance Agency), business and capital plan adjustments and amendments, demand for advances, changes in the bank's management and Board of Directors, competitive pressure from other Federal Home Loan Banks and alternative funding sources, accounting adjustments or requirements (including changes in assumptions used in our financial models), interest-rate volatility, shifts in demand for our products and consolidated obligations, changes in projected business volumes, our ability to appropriately manage our cost of funds, the cost-effectiveness of our funding, changes in our membership profile or the withdrawal of one or more large members, and hedging and asset-liability management activities. Additional factors are discussed in the Seattle Bank's most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the SEC. These reports are available on the Seattle Bank's Web site at www.fhlbsea.com. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.